EXHIBIT 99.1

RELIANCE BANCORP, INC.
585 STEWART AVENUE                                  (516) 222-9300
GARDEN CITY, NY 11530                       FAX:    (516) 222-1997

                                                    NEWS RELEASE

FOR IMMEDIATE RELEASE        March 17, 1999
                             For Information Contact:
                             Paul D. Hagan
                             S.V.P. - Chief Financial Officer
                             (516) 222-9308 extension 215

        RELIANCE BANCORP, INC. ANNOUNCES 16.7% INCREASE IN THIRD QUARTER
                       CASH DIVIDEND FOR FISCAL YEAR 1999

Garden City, New York, March 17, 1999

Reliance Bancorp, Inc. (NASDAQ/NMS:RELY), today announced that its Board of Directors has declared a regular cash dividend of $0.21 per common share for the quarter ending March 31, 1999, an increase of $0.03 or 16.7% from the regular cash dividend paid for the second quarter of fiscal year 1999. The dividend will be payable on April 16, 1999 to stockholders of record on April 2, 1999.

Raymond A. Nielsen, President and Chief Executive Officer commented, "The Board of Directors' action to increase the cash dividend is reflective of the Company's strong cash earnings and consistent with the Company's stated objective of enhancing long term stockholder value. As a result of our past acquisitions, the Company has been experiencing strong cash earnings which enables the Company to use tangible capital growth to increase cash dividends and repurchase stock." Mr. Nielsen also indicated that the Company still has authorization under its previously announced stock repurchase program to repurchase up to 500,000 of the Company's outstanding shares. Based upon today's closing stock price of $28.00, the increased dividend represents an annual yield of 3.0% and the stock is presently trading at a price earnings ratio of 11.6 based upon the prior quarter annualized diluted earnings per share. In addition, using prior quarter annualized diluted cash earnings per share, the stock is trading at a price cash earnings ratio of 8.9.

Reliance Bancorp, Inc. is the holding company for Reliance Federal Savings Bank and has assets of $2.5 billion. Reliance Bancorp, Inc. and Reliance Federal Savings Bank are headquartered in Garden City, New York and operate 29 banking offices, located in the Long Island, New York counties of Queens, Nassau and Suffolk. Reliance Federal is a community bank specializing in providing deposit and credit services for its consumer and commercial customers. Additional information on the Company and Bank can be found on our Internet website at www.reliance- federal.com.